Exhibit 10.3

PartnerRe Ltd.
Executive Restricted Share Unit Award Agreement
Annual Incentive Deferral

      This Award Agreement (the “Agreement)” commences and is made effective as of <Date>, by and between PartnerRe Ltd. (the “Company”), and <Name> (the “Participant”), an employee of PartnerRe Group (PartnerRe Group is defined to include PartnerRe Ltd. and its affiliates and subsidiaries).

      WHEREAS, the Company desires to afford the Participant the opportunity to own common shares, $1.00 par value, of the Company (“Shares”) pursuant to the PartnerRe Ltd. 2005 Employee Equity Plan (the “Plan”). Further, it is understood by the Participant and the Company that it is the expectation of the Company that the Participant will view the grant of such Awards with a long term view of increasing shareholder value and thereby retain the Awards received during the period of employment.

      NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

      1. Definitions; Conflicts. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Plan terms and provisions of which are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan shall govern and control.

      2. Purpose of Award Document. The purpose of this Agreement is to grant Restricted Share Units to the Participant receiving this Award. The Restricted Share Units that are the subject of this grant will be known as “RSUs”. Each RSU represents the right to future delivery of one Share, subject to Section 8, of the Plan.

      3. Award Agreement. This Award Agreement is entered into pursuant to the terms of the Plan, and evidences the grant of an equity-based award in the form of RSUs pursuant to the Plan. By receipt of this Award Agreement, the Participant acknowledges receipt of a copy of the Plan and further agrees to be bound thereby and by the actions of the Committee pursuant to the Plan.

      4. Grant of RSUs. The Participant is granted an award of RSUs in the amount and on the date (the “Date of Grant”) as specified in the Notice of RSU attached to this document.

     5. Shareholder Rights. The Participant will have no rights as a shareholder with respect to the Shares to which this Award relates until the date the Shares are delivered to the Participant. A RSU shall provide the Participant with the right to receive dividend equivalents payable in cash from grant until delivery. Dividend equivalents accrue at the same time and at the same rate as actual dividends paid on common shares of the Company.

     6. Vesting. Subject to the terms and conditions contained herein, RSUs shall fully be fully vested upon the Date of Grant. Further restrictions may apply regarding the delivery of the shares as elected by the Participant and stated in the Notice of RSU. All of the Shares underlying the RSUs will be delivered to the Participant as soon as administratively practicable following the restriction period. Company Designated Insiders will receive their Shares when there is no designated black out period in effect. All delivery restrictions end upon termination or upon Change in Control of PartnerRe as defined in the Plan.

     7. Transferability. RSUs are transferable only upon vesting. RSUs may be transferable, to the extent provided in this Agreement, to any person or entity that would be considered a “family member” of the Participant for purposes of Form S-8 under the U.S. Securities Act of 1933.

     8. Entire Agreement. The Plan and this Award Agreement (including the Notice of RSU) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. Any modification of this Award Agreement must be in writing signed by the Company. Decisions of the Committee with respect to the administration and interpretation of the Plan and this Award Agreement will be final, conclusive and binding on all persons.

     9. Data Protection. The Participant hereby acknowledges and agrees that PartnerRe Group may process personal data about the Participant in relation to the RSU award herein. The Participant acknowledges that, in connection with the above and strictly for said purposes, some of this personal data may be transferred internally to other affiliates of the Company and externally to the Company's broker and to Hewlett-Packard Gmbh, in Switzerland, which is responsible for the technical and operational aspects of the Company's human resource systems. The Participant shall have the right to access and rectify personal data maintained by PartnerRe Group.

     The Participant hereby gives his or her explicit consent to PartnerRe Group to transfer or process any such personal and/or sensitive data outside of the country in which he or she is providing services.

     10. Rights or Entitlements. The Participant hereby acknowledges and agrees that this award does not provide any entitlement to any benefit other than that granted under the Plan. The Participant further acknowledges and agrees that any benefits granted under the Plan are not a part of such Participant’s base salary, and will not be considered a part of any pension or severance payments in the event of a termination of the Participant’s employment or service for any reason.

     11. Change in Control. Upon a Change in Control, all RSUs will be subject to Section 12 of the Plan.

     12. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

     13. Governing Law. This Award Agreement will be governed by and construed in accordance with the laws of Bermuda, without regard to conflict of laws.

     14. Headings. Headings are for the convenience of the parties and are not deemed to be part of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

PARTNERRE LTD.

By:

Name:
Title: